Exhibit 99.1

FOR IMMEDIATE RELEASE: November 6, 2003 6:00 am EST	Contract: Amy Finan Senior Director, Corporate Communications & Industry Relations 420.864.2640 or 240.413.3300

ENTREMED REPORTS THIRD QUARTER 2003 RESULTS

     Rockville, MD. – November 6, 2003 – EntreMed, Inc. (NASDAQ:ENMD), a biopharmaceutical company focusing on the research and product development of small molecule therapeutics, today reported results for the three and nine-month periods ending September 30, 2003.

     Revenues for the third quarter 2003 were approximately $258,000 versus $346,000 for the comparable period a year ago. The Company reported a net loss for the third quarter of approximately ($4.6 million), or ($0.15) per share. This compares with a net loss of approximately ($11.8 million), or ($0.54) per share for the same period last year.

     For the nine months ending September 30, 2003, revenues were approximately $1.1 million versus $715,000 for 2002. Reported net loss for the first nine months of 2003 was ($13.5 million), or ($0.51) per share as compared to ($37.5 million) or ($1.72) per share for 2002.

     Neil Campbell, EntreMed President and Chief Operating Officer, commented, “EntreMed remains committed to maintaining the Company’s financial stability by managing our resources prudently, monetizing our non-core scientific assets and sharpening our focus on our small molecule programs. At the same time, we remain on schedule to transition the new formulation of Panzem®, our lead small molecule drug candidate, into the clinic in early 2004.”

     Campbell continued, “As of September 30, 2003, the Company had approximately $20.7 million dollars in cash and short-term investments. We believe this cash, combined with the $22.3 million gross private equity transaction we announced earlier this week, will fund EntreMed’s current and planned operations well into 2005.”

     EntreMed will hold a conference call today at 11:00 am EST to present the third quarter results. A live webcast of the conference call will be available online at www.entremed.com; please log onto EntreMed’s website at least ten minutes prior to the start of the event and follow the instructions.

About EntreMed

EntreMed, Inc. is a clinical-stage biopharmaceutical company developing therapeutics that simultaneously target the biological pathways of angiogenesis (abnormal blood vessel growth) inflammation, coagulation and/or apoptosis (programmed cell death) – pathways associated with over 80 diseases such as cancer, blindness and atherosclerosis. The Company’s clinical drug candidates, led by the small molecule Panzem®, have shown a strong safety profile with neither toxicity nor clinically significant side effects reported to date. Further, doctors have reported tumor regression and disease stabilization in some clinical patients that have received EntreMed drug candidates. The Company also has a rich pipeline of small molecule compounds in preclinical development, consisting primarily of new chemical entities based on 2-methoxyestradiol-related structures (steroidal and non-steroidal analogs) and chemically-derived small molecules from peptides – peptidomimetics. For further information, visit EntreMed’s web site at www.entremed.com.

Forward Looking Statements

This release contains, and other statements that EntreMed may make may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “target,” “assume,” “goal,” “objective,” “plan,” “remain,” “seek,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and EntreMed assumes no duty to update forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in EntreMed’s Securities and Exchange Commission filings under “Risk Factors,” including risks relating to EntreMed’s need for additional capital and the uncertainty of additional funding, the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

-more-

(Financial Table Attached)

ENTREMED, INC.

SUMMARY OF OPERATING RESULTS

Three Months Ended
September 30,

	2003	2002

Total revenues	$258,478	$345,569

Research and development	3,151,002	8,870,922

General and administrative	1,748,005	3,170,141

Net Income/(Loss)	(4,597,094)	(11,751,630)

Net Income (Loss) per share (basic)	$(0.15)	$(0.54)
attributable to common shareholders

Weighted average number of shares outstanding (basic)	31,650,627	21,922,860

Nine Months Ended
September 30,

	2003	2002

Total revenues	$1,058,013	$714,669

Research and development	9,700,523	27,041,496

General and administrative	5,049,776	11,199,493

Net Income/(Loss)	(13,546,609)	(37,517,238)

Net Income (Loss) per share (basic)	$(0.51)	$(1.72)
attributable to common shareholders

Weighted average number of shares outstanding (basic)	28,240,013	21,874,803

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